                                                                       EXHIBIT 2

                                                           June 2, 1995

                              PURCHASE AGREEMENT


                                     AMONG

                    MRI BUSINESS PROPERTIES FUND, LTD. II,


                                  AS SELLER,


                                      AND


                               HMH RIVERS, INC.


                                 AS PURCHASER

DEFINITIONS
- -----------


      The following capitalized terms used in this Agreement are defined in the sections indicated below:

     Agreement                                Introduction
     Additional Objections                    Section 7.3(b)
     Assignment of Chilled Water Agreement    Section 7.7A(i)(f)
     Assignment of Ground Leases              Section 7.7A(i)(a)
     Assignment and Assumption Agreement      Section 8.4
     Bill of Sale                             Section 8.2
     Closing                                  Section 5.1
     Closing Date                             Section 5.l
     Consent and Waiver                       Section 7.7A(i)(c)
     Contract Date                            Section 2.3
     Contracts                                Section 3.12
     Cut-Off Time                             Section 12.1
     Deed                                     Section 7.7A(i)(g)
     Deposit                                  Section 2.3
     DTPA                                     Section 4.6
     Equipment Leases                         Section 3.13
     Escrow Instructions                      Section 2.3
     Estoppel Certificate                     Section 7.7A(i)(b)
     FF&E                                     Section 1.2
     Fixed Asset Supplies                     Section 1.2
     Goodwill                                 Section 1.2
     Ground Lease                             Section 7.7A(i)(a)
     Ground Leases                            Section 7.7A(i)(a)
     Ground Lessor                            Section 7.7A(i)(a)
     HSR Act                                  Section 5.2
     Hazardous Materials                      Section 3.10(a)
     Host Marriott                            Preamble
     Hotel                                    Section 1.1
     Improvements                             Section 1.1
     Inventories                              Section 1.2
     Land                                     Section 1.1
     Leases                                   Section 3.12
     Lender                                   Section 2.1
     Manager                                  Section 1.2
     Management Agreement                     Section 1.2
     Mortgage                                 Section 2.1
     Mortgage Assumption                      Section 7.6A(i)(e)
     Owner's Distribution                     Section 12.3
     Permits                                  Section 3.19
     Permitted Exception(s)                   Section 7.3(d)
     Property                                 Section 1.2
     Purchase Price                           Section 2.1
     Purchaser                                Introduction
     Renovation Program Rights                Section 3.11
     Renovation Rights Assignment             Section 7.7A(i)(d)
     Seller                                   Introduction
     Title Commitment                         Section 7.3(a)
     Title Company                            Section 2.11

     Title Policy                             Section 7.3(a)
     "To Seller's Knowledge"                  Section 3.20
     Uniform System of Accounting             Section 1.2

                              PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (this "Agreement") is executed as of the 2nd day of June, 1995, by MRI BUSINESS PROPERTIES FUND, LTD. II ("Seller"), a California limited partnership, and HMH RIVERS, INC. ("Purchaser"), a Delaware corporation which is a wholly owned subsidiary of Host Marriott Corporation ("Host Marriott").


                                   ARTICLE I
                                     Sale
                                     ----


    Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller:

     1.1  Hotel.  All of Seller's leasehold interest in that certain parcel of
          ------
land, as described on Exhibit 1 attached hereto, located in the City of San
                      --------=
Antonio, County of Bexar, Texas, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining such parcel to the center line thereof, all strips, gores, water and mineral rights, development rights and all easements, rights, rights of way, privileges and other interests appurtenant thereto (all of the foregoing, collectively, the "Land"), together with all buildings, structures and other improvements including such fixtures as shall constitute real property (collectively, the "Improvements") that are located thereon, currently known as the San Antonio Riverwalk Marriott Hotel, including, without limitation, all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, plumbing and electrical fixtures and equipment, and any unpaid award for any taking by condemnation or any damage to the Land or the Improvements by reason of a change of grade of any street (the Land and the Improvements and any of the foregoing, collectively, the "Hotel").

     1.2  Personal Property.  The following personalty and other assets (all of
          ------------------
the foregoing in amounts and at levels consistent with past practices and whether in current use or in storage for future use and including orders for equipment or other property not yet delivered to the Hotel) or rights, to the extent that the same belong to Seller and are located in or on, are appurtenant or related to or used in connection with the operation of the Hotel: (a) all personal property, furniture, furnishings, machinery, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, food and beverage service equipment, cleaning service equipment, laundry and dry cleaning equipment, and any fire prevention and extinguishing apparatus, but subject to such depletion and including such resupplies as shall be made (between the Contract Date and the Closing Date) in the normal course of business (without any abatement of the Purchase Price or any credit or allowance on account thereof) (all of the foregoing, collectively, the "FF&E"); (b) all items included within the definition of "Property and Equipment" under the Uniform System of Accounts for Hotels, Eighth Revised Edition, 1987, as published by the Hotel Association of New York City, Inc. (the "Uniform System of Accounts"), including, without limitation, linen, china, glassware, tableware, uniforms and similar items (subject to such depletion and including such resupplies as shall be made between the Contract Date and the Closing Date in the normal course of business without any abatement of the Purchase Price or any credit or allowance on account thereof) (all of the foregoing, collectively, the "Fixed Asset Supplies"); (c) all "Inventories" (as defined in the Uniform System of Accounts), such as provisions in storerooms, refrigerators, pantries and kitchens, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (subject to such depletion and including such resupplies as shall be made between the Contract Date and the Closing Date in the normal course of business without any abatement of the Purchase Price or any credit or allowance on account thereof) but excluding any
                                                              -------------
alcoholic beverages not transferrable by law (all of the foregoing, collectively, the "Inventories"); (d) to the extent in Seller's or Manager's (defined below) possession or control, all books, records, working papers and other historical tax, accounting, operating or other Hotel information, surveys, architectural, consulting and engineering blueprints, plans and specifications, drawings and reports relating to the Property; (e) the Hotel's accounts receivables, the Contracts, the Equipment Leases, the Leases, and the Permits to which Seller is a party or grantee, as the case may be, and including the Renovation Program Rights (defined below); (f) the goodwill associated with the Hotel and owned by Seller (the "Goodwill"), the telephone number of the Hotel, the Hotel guest registers and customer lists, and the names and addresses of tour operators, travel agents, and suppliers and contractors doing business with the Hotel; (g) any waste water capacity associated with the Property; and (h) the FF&E replacement reserve account, advance deposits, house banks, operating accounts and cash in till, but excluding, without any abatement of the Purchase
                           -------------
Price or any credit or allowance on account thereof (i) personal property or other items owned by Hotel employees, guests or other third parties and (ii) any items owned by Marriott International, Inc. or any items owned by Marriott Hotel Services, Inc. ("Manager"), the manager of the Hotel pursuant to that certain Management Agreement dated April 6, 1978 between Seller, as owner, and Manager, as manager (as such management agreement may have been amended, the "Management Agreement") (subsections (a) through and including (h) collectively, together with the Hotel, are referred to in this Agreement as the "Property").

                                  ARTICLE II
                                Purchase Price
                                --------------


     2.1  Purchase Price.  In accordance with and subject to the terms of
          ---------------
this Agreement, Seller shall sell to Purchaser and Purchaser shall buy from Seller the Property for a total purchase price of Forty-Nine Million Four Hundred Thousand Dollars ($49,400,000.00), subject to such adjustments, credits and/or allowances as are described in this Agreement and Purchaser's assumption of Seller's loan from Connecticut General Life Insurance Company (the "Lender") evidenced by that certain mortgage and related security documents encumbering the Property (the mortgage and such documents collectively, the "Mortgage") (the total purchase price as so adjusted, the "Purchase Price"). The cash portion of the Purchase Price payable to Seller on the Closing Date by wire transfer of immediately available funds to Commonwealth Land Title Insurance Company (the "Title Company"), as escrow agent. The amount Seller shall net from Closing shall be the Owner's Distribution (defined below), the differential described in
Section 3.11 to the Closing Date and Thirty Million Dollars ($30,000,000.00) (including any reconciliations between Seller and Manager).

     2.2  Allocation of Purchase Price.  The Purchase Price shall be allocated
          -----------------------------
among the assets comprising the Property (including a separate allocation for the Renovation Program Rights, defined below) as shall be agreed upon by the parties and set forth on Exhibit 2 prior to Closing. Seller and Purchaser agree
                         --------=
to file federal, state and local tax returns consistent with such allocations.

     2.3  Deposit.  On the date upon which Purchaser receives a fully executed
          --------
copy of this Agreement (the "Contract Date"), Purchaser shall pay (by wire transfer of immediately available funds) to the Title Company, as escrow agent, a deposit (together with any interest earned thereon, the "Deposit") in the amount of One Million Dollars ($1,000,000.00). The Title Company shall hold the Deposit in an interest-bearing account in accordance with a form of escrow instructions approved by Purchaser and Seller (the "Escrow Instructions").



                                  ARTICLE III
              Seller's Representations, Warranties and Covenants
              --------------------------------------------------


    In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to, and covenants with, Purchaser as follows:

     3.1  Good Standing.  Seller is a limited partnership validly existing and
          --------------
in good standing under the laws of the State of California. Seller is qualified to do business and is in good standing in the State of Texas.

     3.2  Due Authorization; Binding Obligation.  Subject to the approvals
          --------------------------------------
required by Article 7, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite actions of Seller (none of which actions have been modified or rescinded, and all of which actions are and will be at Closing in full force and effect). Upon execution and delivery by Purchaser (and assuming that this Agreement constitutes a valid and binding obligation of Purchaser), and upon execution and delivery by Seller, this Agreement shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforcement may be limited by (and subject to) the provisions of the United States Bankruptcy Code and other applicable laws which affect the rights and remedies of creditors generally).

     3.3   Execution and Delivery.  The execution, delivery and performance
           -----------------------
of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not (a) violate or conflict with any law or any order of any court or governmental authority applicable to Seller or any provision of the organizational documents of Seller; (b) assuming Seller obtains the consents, approvals and waivers required by this Agreement, result in a breach of or default under the Management Agreement, the Chilled Water Agreement (defined below) or the Ground Leases (defined below); (c) result in a breach of or default under any contract, agreement or instrument (other than the Management Agreement or the Ground Leases, which is dealt with separately in (b) above) to which Seller is a party or by which Seller is bound; and (d) require any consent or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken and does not remain effective.

     3.4  Litigation.  To Seller's knowledge, Seller is not a party to any
          -----------
action, suit, arbitration, governmental investigation or other proceeding which might materially and adversely affect Seller's ability to enter into and perform Seller's obligations under this Agreement. To Seller's knowledge and after due inquiry, except as set forth on Exhibit 3 attached hereto, neither Seller nor
                                --------=
Manager has received any written notice of or is not otherwise aware of any action, suit, arbitration, governmental investigation or other proceeding pending or threatened against or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect the ownership, use or operation of the Property.

     3.5  Compliance with Laws.  To Seller's knowledge and after due inquiry,
          ---------------------
and subject to Manager's report relating to lobby renovations pursuant to the Americans with Disabilities Act, neither Seller nor Manager has received any written notice of or is not otherwise aware of any failure of the Property to comply with any laws, rules, regulations, and health and sanitation codes applicable to the Property.

     3.6  Tax Returns.  To Seller's knowledge and after due inquiry, all
          ------------
tax returns relative to the periods prior to the Closing Date and required of Seller for the Property have been filed or, if not now due, will be duly filed by Seller in a timely manner. All taxes shown on the returns as being due on or before the Closing Date have been paid (or will on or prior to the Closing Date be paid).

     3.7  Insurance.  To Seller's knowledge and after due inquiry, neither
          ----------
Seller nor Manager has received any written notice from any insurance company of any defects or inadequacies in the Property that would affect materially and adversely the Property's insurability or increase the cost of insurance. Seller shall direct Manager to keep all existing insurance policies covering the Property in full force and effect until the Closing Date.

     3.8  Condemnation Actions.  To Seller's knowledge and after due inquiry,
          ---------------------
neither Seller nor Manager has received any written notice of any pending condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

     3.9  Representations Regarding the Mortgage and the Ground Lease.  Seller
          ------------------------------------------------------------
is not in default under the Mortgage. The current principal balance of the Mortgage is approximately Nineteen Million Four Hundred Thousand Dollars ($19,400,000). Pursuant to the Mortgage, the Lender escrows and pays all taxes relating to the Property. The Manager pays the Ground Lease rental. To Seller's knowledge and after due inquiry to the Lender, all taxes relating to the Property that are due and payable are current. To Seller's knowledge and after due inquiry, all rental due and payable pursuant to the Ground Leases is current.

     3.10  Hazardous Materials.
           --------------------

     (a) "Hazardous Materials" means any of the following located on or under, emanating from or affecting the Property: asbestos containing materials, polychlorinated biphenyls (PCBs), flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials
                                          ------
Transportation Act as amended (49 U.S.C. Section 1801, et seq.), the Resource
                                                       ------
Conservation and Recovery Act
of 1976, as amended (42 U.S.C. Section 6901, et seq.), in the regulations
                                             ------
adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the Closing Date relating to protection of public health, safety or the environment.

     (b) To Seller's knowledge and except as set forth in the environmental report obtained by Purchaser and the May 1994 Asbestos Report prepared by Law Engineering and the September 1994 Phase I Environmental Assessment prepared by Envirotest, Inc. which have been delivered to Purchaser, neither Seller nor Manager has used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials, except for such Hazardous Materials as are used in the ordinary course of business of the Property in accordance with applicable legal standards. Seller shall direct Manager to notify Purchaser prior to Closing if Operating has used, stored, disposed of or released (or permitted to be used, stored, disposed of or released) Hazardous Materials, except for such Hazardous Materials as are used in the ordinary course of business of the Property in accordance with applicable legal standards.

     3.11  Renovation Program Rights.  The Hotel's $4,800,000 rooms renovation
           --------------------------
completed in early 1995 was funded in part by Seller's funding $3,600,000 of the renovation in exchange for Manager's agreement (the "Renovation Program Rights") through increases to the Management Agreement FF&E Reserve Account (10% in 1995, 9% in 1997, 7% in 1998 and 5% thereafter) whereby from this increased reserve, Seller is being repaid the difference between the actual reserve amount and a 5% reserve.

     3.12 Contracts.  To Seller's knowledge and after due inquiry, other than
          ----------
the Management Agreement and the Equipment Leases, (i) the contracts listed on
Exhibit 4 attached hereto (the "Contracts") are all of the material service,
- --------=
maintenance, licensing, concession and other contracts or agreements and (ii) the leases listed on Exhibit 5 attached hereto (the "Leases") are all the leases
                     --------=
in effect with respect to the maintenance, ownership, use, possession or operation of the Property. Seller or Manager has heretofore provided, or shall hereafter provide or otherwise make available, to Purchaser true and complete copies of all Contracts and Leases. To Seller's knowledge and after due inquiry, Seller has received no written notice of any defaults or events that with notice or lapse of time or both would constitute a default under any Contract or any Lease.

     3.13 Equipment Leases.  To Seller's knowledge and after due inquiry, the
          -----------------
equipment leases listed on Exhibit 6 attached hereto (the "Equipment Leases")
                           --------=
are all of the material leases of personal property in effect with respect to the Property and to which Seller or Manager is a party. Seller or Manager has heretofore provided, or shall hereafter provide or otherwise make available, to

Purchaser true and complete copies of all Equipment Leases. To Seller's knowledge and after due inquiry, Seller has received no written notice of any defaults or events that with notice or lapse of time or both would constitute a default under any Equipment Lease.

     3.14  Condition and Operation of the Property.  To Seller's knowledge
           ----------------------------------------
and after due inquiry, the Hotel is open for business to the public. Seller shall direct Manager to notify Purchaser prior to Closing if the Property is not in good operating condition.

     3.15  Work.  To Seller's knowledge and after due inquiry, no work has
           -----
been performed or materials supplied on or to the Property, except for work or materials for which full payment has been made or will be made prior to Closing.

     3.16  Employees.  To Seller's knowledge, Seller is not now, and has not
           ----------
been in the past, an employer of any person employed at the Property. All such persons are and have been employees of Manager.

     3.17  Management Agreement and Ground Leases.  To Seller's knowledge,
           ---------------------------------------
after due inquiry to the Manager, Seller has received no written notice, and is not otherwise aware, of any defaults or events that with notice or lapse of time or both would constitute a default under the Management Agreement, the Ground Leases or the agreement between the Water Works Board of Trustees of San Antonio and Seller executed on May 15, 1990 as extended by the Estoppel Certificate of the Ground Lessor dated December 15, 1994 (such agreement as extended by paragraph 7 of such certificate, the "Chilled Water Agreement"). Seller has provided Purchaser with a true and correct copy of each of the Ground Lease, the Management Agreement and the Chilled Water Agreement, and any amendments or modifications to any and all of the foregoing documents.

     3.18  Other Management and Franchise Agreements.  To Seller's knowledge,
           ------------------------------------------
there are no existing management contracts, operating leases or franchise agreements relating to the Property other than the Management Agreement and any lease(s) or sublease(s) relating to liquor licenses.

     3.19  Permits.  To Seller's knowledge and after due inquiry, all licenses
           --------
(including, without limitation, liquor licenses), certificates of occupancy, and permits and approvals required or necessary for the operation of the Property as a full service hotel (the "Permits") have been obtained and are in full force and effect. Each such Permit is listed on Exhibit 7 attached hereto, and Seller
                                          --------=
or Manager has heretofore provided, or shall hereafter provide or otherwise make available, to Purchaser true and complete copies of each such Permit.

     3.20  To Seller's Knowledge; Due Inquiry.
           -----------------------------------

     (a) As used in this Agreement, the words "to Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Peter Braverman, William Post, David Heymann and Ken Geist, without such persons having any obligation to make any independent inquiry or investigation whatsoever, except "due inquiry" as described below. Nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the within named individuals.

     (b) As used in this Agreement, the words "after due inquiry" or words of similar import shall be deemed to mean, and shall be limited to mean, that Peter Braverman, William Post, David Heymann and Ken Geist (or any of them) have confirmed (orally or in writing) the accuracy of a particular representation or warranty with all general partners of Seller with regard to the Property, the Hotel general manager, the Hotel controller, the Manager's regional controller, the Manager's regional Vice President, and the Hotel engineer. As noted in subsection (a) above, nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the within named individuals.

     3.21  No Other Representations or Warranties; As-Is.
           ----------------------------------------------

     (a) Purchaser represents, warrants and agrees that (i) Purchaser has examined the Property, based upon such examination, is familiar with the physical condition thereof, and has conducted such investigation of the financial affairs and management of the Property as Purchaser has considered appropriate, (ii) except as, and solely to the extent, specifically set forth in this Agreement, neither Seller nor any of the employees, agents or attorneys of Seller have made any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, of any sort or nature relating to the condition (physical, financial or otherwise) or operation of the Property, the access, fitness for any specific use, merchantability, habitability, or the lie and topography, of all or any portion of the Property, the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility, the income-producing potential of the Hotel or the actual or projected revenue and expenses of the Property, the laws, regulations and rules applicable to the Property or the compliance (or non-compliance) of the Property therewith, any environmental laws, regulations and rules (or other laws relative to Hazardous Materials) applicable to the Property or the compliance (or non-compliance) of the Property therewith, the quantity, quality or condition of the articles of Personal Property included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, and (iii) Purchaser has not relied upon any such representations, warranties, promises or guarantees or upon any statements made in any informational brochure with respect to the Property and has entered into this Agreement after having made and relied solely on Purchaser's own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances except as, and solely to the extent, specifically set forth in this Agreement.

     (b) Purchaser agrees to accept the Property "as is" in its present condition, subject to reasonable use, wear, tear and natural deterioration of the Property between the Contract Date and the Closing Date.

     (c) In addition, and notwithstanding any other provision of this Agreement, if Purchaser has actual knowledge of any misrepresentation or breach of Seller on or prior to the Closing Date, and nevertheless proceeds to close on the Closing Date, then Purchaser shall be deemed to waive, and hereby waives, any such misrepresentation or breach.

     3.22  Survival of Seller's Representations and Warranties.  The
           ----------------------------------------------------
representations and warranties of Seller contained in this Agreement will survive the Closing for a period of one year after the Closing Date; and (i) any claim based upon any alleged breach thereof must be alleged (in writing) within such one year period (unless requiring notice within one year would be unreasonable under the circumstances, in which event written notice must be given as soon thereafter as is reasonable) and (ii) any action based upon any alleged breach thereof must be commenced within 18 months after Closing.
Failure to give notice or commence an action on any alleged breach within the time period specified herein shall constitute a waiver of any such claim.



                                  ARTICLE IV
             Purchaser's Representations, Warranties and Covenants
             -----------------------------------------------------


     In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to, and covenants with, Seller as follows:

     4.1  Good Standing.  Purchaser is a corporation validly existing and in
          --------------
good standing under the laws of the State of Delaware. Purchaser is qualified to do business in the State of Texas.

     4.2  Due Authorization; Binding Obligation.  Subject to the approvals
          --------------------------------------
required by Article 7, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate and partnership actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are and will be at Closing in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by (and subject to) the provisions of the United States Bankruptcy Code and other applicable laws which affect the rights and remedies of creditors generally).

     4.3  Execution and Delivery.  The execution, delivery and performance of
          -----------------------
this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, will not (a) violate or conflict with any law or any order of any court or governmental authority applicable to Purchaser or the provisions of the organizational documents of Purchaser; (b) result in a breach or default under any contract or agreement or instrument to which Purchaser is a party or by which Purchaser is bound; or (c) require any consent or approval or vote of any court or governmental authority or of any person or entity that, as of the Closing Date, has not been taken or given and does not remain effective.

     4.4  Litigation.  There are no actions, suits, arbitrations, proceedings,
          -----------
governmental investigations or other proceedings that are pending against Purchaser that adversely and materially affect Purchaser's ability to enter into or perform this Agreement.

     4.5  Survival of Purchaser's Representations and Warranties. The
          -------------------------------------------------------
representations and warranties of Purchaser contained in this Agreement will survive the Closing for a period of one year after the Closing Date; and (i) any claim based upon any alleged breach thereof must be alleged (in writing) within such one year period (unless requiring notice within one year would be unreasonable under the circumstances, in which event written notice must be given as soon thereafter as is reasonable) and (ii) any action based upon any alleged breach thereof must be commenced within 18 months after Closing.
Failure to give notice or commence an action on any alleged breach within the time period specified herein shall constitute a waiver of any such claim.

     4.6  Waivers of Deceptive Trade Practices Act.  Purchaser acknowledges and
          -----------------------------------------
agrees, on its own behalf and on behalf of its assigns and successors, that the Texas Deceptive Trade Practices--Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the "DTPA"), is not applicable to this transaction. Accordingly, Purchaser's rights and remedies with respect to this transaction, and with respect to all acts or practices of Seller and/or Purchaser, past, present, or future, in connection with this transaction, shall be governed by legal principles other than the DTPA. In furtherance thereof, Purchaser agrees as follows:

     (a) Purchaser represents that it is a business consumer and that it seeks to acquire by purchase or lease the goods or services that are the subject of this Agreement for commercial or business use. Purchaser further represents that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the business transaction that is the subject of this Agreement. Purchaser also represents that it is not in a significantly disparate bargaining position in relation to Seller.

     (b) Purchaser represents that Purchaser is owned or controlled by a corporation or entity with assets of Twenty-Five Million and No/100 Dollars ($25,000,000.00), or more.

     (c) Purchaser represents that it has been represented by legal counsel in seeking or acquiring the goods or services that are the subject of this Agreement and that the transaction contemplated in this Agreement does not involve the purchase or lease of a family residence occupied or to be occupied as the residence of Purchaser. Purchaser shall cause its legal counsel to sign this Agreement in the space provided at the end of this Agreement for the purpose of complying with Section 17.42(a)(3) of the DTPA.

     (d) Purchaser agrees, on its own behalf and on behalf of its assigns and successors, that all of its rights and remedies under the DTPA are WAIVED and RELEASED forever, including specifically, without limitation, all rights and remedies resulting from or arising out of any and all acts or practices of Seller in connection with this transaction, whether such acts or practices occur before or after the execution of this Agreement; provided, however, notwithstanding
                                       -------- --------
          anything to the contrary herein, in accordance with Section 17.42 of the DTPA, Purchaser does not waive Section 17.555 of the DTPA.

     4.7  Effect and Survival of Disclaimers.  Seller has informed Purchaser
          -----------------------------------
that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of Article 4.6. Seller and Purchaser agree that the provisions of Article 4.6 shall survive Closing and/or the termination of this Agreement.

                                   ARTICLE V
                                    Closing
                                    -------


     5.1  Closing.  The consummation of the purchase and sale of the Property
          --------
as contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m. on June 16, 1995, unless extended pursuant to the terms of this Agreement or on such later date as Seller and Purchaser shall mutually agree in writing at least three (3) days' prior to the scheduled Closing Date (June 16, 1995 or such later date, the "Closing Date"). The Closing shall occur in escrow at the offices of the Title Company. All of Seller's and Purchaser's deliveries and the Purchase Price shall be delivered in escrow to the Title Company. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.

     5.2  Costs.   Purchaser shall pay the filing fee and any related costs for
          ------
any Hart-Scott-Rodino Act ("HSR Act") filing. Seller shall cooperate in the making of any required HSR Act filing. Purchaser shall pay for any bulk sales taxes and other personal property taxes triggered by the Closing, any state, city, county and municipal recording charges, any escrow fees, the Title Policy (defined below) and any endorsements thereto, and for any survey of the Hotel. Each party shall pay its own attorneys' and accountants' fees incurred in connection with this transaction. The provisions of this Section shall survive the Closing and/or the termination of this Agreement.



                                  ARTICLE VI
           Seller's Actions Pending Closing; Purchaser's Inspection
           --------------------------------------------------------


     6.1  Conduct of Business.  Between the Contract Date and the Closing Date,
          --------------------
Seller shall cause Manager to carry on the business of the Property in a manner consistent with prior practice.

     6.2  Maintenance and Operation of Property.   Between the Contract Date
          --------------------------------------
and the Closing Date, Seller shall cause Manager to maintain the Property in its present order and condition, normal wear and tear excepted. Seller shall notify Purchaser in writing of any loss, breakage or damage to the Property occurring prior to the Closing Date. If such repair or replacement has a material adverse effect on the continued operation of the Property and is not completed prior to Closing, Purchaser shall receive a credit against the Purchase Price for the estimated replacement or repair cost thereof; provided, however, if such cost
                                              --------  -------
exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate, Purchaser must elect (a) to take a credit for One Hundred Thousand Dollars ($100,000.00) and proceed to Closing, or (b) terminate this

Agreement whereupon the Title Company shall return the Deposit to Purchaser in accordance with the Escrow Instructions and this Agreement shall be deemed terminated. Seller shall not remove or permit to be removed any Personal Property except as necessary for repairs or replacements of worn out or obsolete items or except for substitutions as shall be made in the normal course of business.

     6.3  No Action.  Between the Contract Date and the Closing Date, Seller
          ----------
shall not take or permit to be taken any action that would invalidate, void or make untrue any representation or warranty of Seller in this Agreement. If Seller obtains knowledge of any event prior to Closing which would cause any of Seller's representations or warranties to become untrue, Seller shall notify Purchaser immediately in writing of such occurrence. Between the Contract Date and the Closing Date, Purchaser shall not take or permit to be taken any action that would invalidate, void or make untrue any representation or warranty of Purchaser in this Agreement. If Purchaser obtains knowledge of any event prior to Closing which would cause any of Purchaser's representations or warranties to become untrue, Purchaser shall notify Seller immediately in writing of such occurrence.

     6.4  Inspection.
          -----------

     (a) On or before May 26, 1995, Purchaser shall inspect the Property, at its own risk, cost and expense. In addition, Purchaser shall conduct certain architectural, environmental, economic and other studies of the Property. Purchaser shall indemnify and hold Seller harmless from any cost, claim or expense arising from such inspection, except that Purchaser's obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser to be present on, under or about the Property. If this Agreement is terminated for any reason, Purchaser agrees to supply Seller with the results of any tests, studies or inspections of the Property performed hereunder, unless prohibited by contract or otherwise.

     (b) Without limiting the generality of any of the foregoing, if at any time any lien is filed against the Property or any part thereof for work performed by or on behalf of Purchaser and attributable to Purchaser's inspection of the Property, Purchaser shall cause such lien to be discharged by payment, bonding or otherwise as provided by law within ten (10) days after Purchaser receives notice that such lien was filed, and Purchaser indemnifies Seller against and agrees to hold Seller harmless from any liability, cost or expense relating to any such lien. The provisions of this Section shall survive the Closing and/or the termination of this Agreement.

                                  ARTICLE VII
                        Conditions Precedent to Closing
                        -------------------------------


     A.   Purchaser's Conditions Precedent to Closing.  An express precondition
          --------------------------------------------
to Purchaser's obligation to purchase the Property is that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser in Purchaser's sole discretion).

     7.1  Representations and Warranties.   Each of Seller's representations
          -------------------------------
and warranties shall be true and accurate in all material respects and as if made on and as of the Closing Date.

     7.2  Covenants of Seller.  All actions Seller covenants herein to take
          --------------------
shall have been completed.

     7.3  Title.  (a) Purchaser is obtaining the Title Company's commitment to
          ------
insure title (as set forth in the marked-up title commitment, a copy of which is attached hereto as Exhibit 8, the "Title Commitment").  A condition to
                      --------=
Closing is that Purchaser obtain an ALTA or a TLTA owner's policy with extended coverage (or a marked and dated commitment) of such title insurance (the "Title Policy") insuring Purchaser's title in conformance with the Title Commitment and subject to no encumbrances other than the Permitted Exceptions. The Title Policy shall be in an amount determined by Purchaser.

     (b) Prior to Closing, Purchaser shall direct the Title Commitment to update the Title Commitment to the Closing Date. If such update identifies any new exceptions to title (other than Permitted Exceptions (defined below)) (such new exceptions, the "Additional Objections"), then with the exception of the actions required by Section 7.6 hereinbelow and except liens (which are not Permitted Exceptions) placed of record between the date of the Title Commitment and the Closing Date, Seller shall immediately either agree to take such actions as are necessary to remove such Additional Objections or decline to take such actions. Seller shall so notify Purchaser, and Purchaser shall have the right to elect, in writing, at or prior to the Closing, either to terminate this Agreement, in which event the Title Company shall return the Deposit to Purchaser and this Agreement shall terminate, or to accept title to the Property subject to such Additional Objections, without any abatement of the Purchase Price or any credit or allowance on account thereof. All notices required herein shall be effective upon delivery by facsimile with confirmation by telephone of receipt.

     (c) If Seller shall have elected to cure any such Additional Objections, for such purpose, Seller shall be entitled, in Seller's sole discretion, to one or more adjournments of the Closing Date for an aggregate period not exceeding thirty (30) days.

Purchaser's obligations under this Agreement shall remain in full force and effect during any such adjournment period. If Seller fails to remove such Additional Objections prior to the last adjourned Closing Date, Seller shall be deemed not to have elected to remove any such Additional Objections and the provisions of the foregoing section shall apply.

     (d) For purposes of this Agreement, the term "Permitted Exceptions" shall be defined to mean:

          (i) any and all Contracts (including the Management Agreement, the Ground Leases and the Chilled Water Agreement but excluding the right of first refusal in the Management Agreement and excluding a consent to assignment in the Ground Leases or the Chilled Water Agreement) and Equipment Leases in effect with respect to all or any portion of the Property;

          (ii)  occupancy rights of Hotel guests;

          (iii) any and all permits in effect with respect to all or any portion of the Property provided the same do not prohibit or impair the use of the Property as currently operated and constructed;

          (iv) the state of facts shown on the survey prepared by Purchaser's surveyor, and such state of facts as a more current survey of the Property would show;

          (v) any lien for real estate taxes not yet due and payable; and any water and sewer taxes, rents and charges, and any other governmental charges and impositions, not yet due and payable; and

          (vi) any Additional Objection that Purchaser does not object to in accordance with the provisions of Sections 7.3(b) above as a condition of Closing.

     (e) At Closing, Seller may, if it elects (i) use any portion of the Purchase Price to remove or discharge any encumbrances or exceptions, and/or
(ii) deposit with the Title Company monies and/or documents in favor of the Title Company sufficient to effect the issuance of title insurance in favor of Purchaser free of any such encumbrance(s) or Additional Objection(s). Any exceptions or Additional Objection(s) thus removed or discharged in a manner acceptable to the Title Company shall be deemed resolved to the satisfaction of Purchaser.

     (f) The pre-printed exceptions from coverage contained in the TLTA form of Title Policy pertaining to mechanic's and materialmen's statutory liens shall be deleted and Seller agrees to take all such actions as are necessary to delete same.

     (g) The Title Policy shall include such additional endorsements as Purchaser may request and which may be available (all at Purchaser's cost).

     7.4  Organizational Approvals.  Seller and Purchaser each shall have
          -------------------------
received and delivered to the other and to the Title Company all necessary corporate, partnership or other organizational approvals to enter into and perform this Agreement, including, without limitation, the approval of Host Marriott's Board of Directors and Executive Committee and all required or desirable approval of the partners or co-venturers of Seller.

     7.5  Hart-Scott-Rodino Act Filing.  Purchaser and Seller shall jointly
          -----------------------------
make filings under the HSR Act. Receipt of HSR Act approval or early termination of the HSR Act waiting period shall be a condition precedent to Closing. In the event such approval or early termination is not obtained by midnight eastern time on the Closing Date, the Closing Date shall be extended until the Friday after receipt of such approval or early termination or such other date agreed upon by the parties.

     7.6  Certain Other Consents, Approvals and Releases.
          -----------------------------------------------

      A.  Purchaser's Conditions Precedent to Closing.  It shall be an express
          --------------------------------------------
precondition to Purchaser's obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser in Purchaser's sole discretion):

     (i) A condition precedent to Purchaser's obligation to purchase the Property is Seller's obtaining and delivering to Purchaser by Closing the following documents all in form acceptable to the Title Company and Purchaser executed and in recordable form:

         (a) execution and delivery of an assignment (the "Assignment of Ground Leases"), dated as of the Closing Date, of Seller's lessee interests under (1) that certain Lease Agreement by and between San Antonio River Hotel Company, as tenant, and the City of San Antonio (the "Ground Lessor"), as landlord, dated April 28, 1978, recorded in Vol. 1119, Page 413, and (2) that certain Lease Agreement by and between Mariner/MRI Associates No. 2, as tenant, and the Ground Lessor, as landlord, dated December 20, 1985, recorded in Vol. 3942, Page 0524 (each such ground lease as it may have been amended and assigned, a "Ground Lease" and collectively, the "Ground Leases"). The Assignment of Ground Leases shall include the consent of Ground Lessor to the assignment of the Lease and shall convey to Purchaser title as required under this Agreement.

         (b) delivery of executed estoppel certificates (the "Estoppel Certificate"), dated near the Closing Date, from the Ground Lessor regarding compliance with the terms of the Ground

Leases and from the Water Works Board of Trustees, the Chilled Water Agreement;

         (c) delivery of an executed consent (the "Consent and Waiver") of the Manager to the Assignment of Management Agreement executed by the Manager (including a waiver of Manager's right of first refusal), dated as of the Closing Date;

         (d) execution and delivery of documentation evidencing the assignment and assumption of the Renovation Program Rights to Purchaser (the "Renovation Rights Assignment") consented to by Manager, dated as of the Closing Date;

         (e) execution and delivery of documentation evidencing the assignment of the Mortgage by Seller and the Lender and the assumption of the Mortgage by Purchaser (the "Mortgage Assumption") including confirmation of compliance with the terms of the Mortgage, dated as of the Closing Date;

         (f) execution and delivery of an assignment (the "Assignment of Chilled Water Agreement"), dated as of the Closing Date, of Seller's interests under the Chilled Water Agreement. The Assignment of Chilled Water Agreement shall include the consent of the Water Works Board of Trustees to the assignment of the Chilled Water Agreement to Purchaser; and

         (g) execution and delivery of a deed (the "Deed") conveying the Hotel improvements to Purchaser.

All of the foregoing shall be obtained and delivered to Purchaser at no cost to Purchaser (except costs related to the Mortgage Assumption which shall be borne solely by Purchaser), fully executed and in recordable form and otherwise in form reasonably acceptable to Purchaser and the Title Company. Seller covenants to use all reasonable efforts to obtain or assist Purchaser in obtaining the foregoing by Closing and will keep Purchaser apprised of the status of such deliveries.

      B.  Seller's Conditions Precedent to Closing.  It shall be an express
          -----------------------------------------
precondition to Seller's obligation to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Seller in Seller's sole discretion): (i) that Seller and Purchaser obtain all necessary or desirable corporate and other approvals noted in Section 7.4, (ii) that each of Purchaser's representations and warranties shall be true and accurate as if made on the Closing Date, (iii) that Purchaser deliver to the Title Company (as required by the Title Company) and to Seller evidence that Purchaser is duly formed and validly existing under the laws of the State of Delaware, and that it is qualified to do business in the State of Texas, (iv) that Purchaser shall satisfy the conditions to Closing and make the deliveries which are stated in this Agreement as being Purchaser's obligations, and (v) that Purchaser deliver the Purchase Price as herein provided.

      C.  Failure of Conditions Precedent.  In the event that any condition
          --------------------------------
precedent is not satisfied or waived as provided in this Agreement and such failure is not a result of a default by either party, Purchaser may (i) terminate this Agreement and receive a return of the Deposit, or (ii) waive the condition and proceed to Closing, without any abatement of the Purchase Price or any credit or allowance on account thereof.



                                 ARTICLE VIII
                              Closing Deliveries
                              ------------------


     8.1  Certain Deliveries.  Seller shall deliver the fully executed Deed,
          -------------------
Assignment of Ground Leases, Assignment of Chilled Water Agreement, Estoppel Certificates, Consent and Waiver, and Renovation Program Assignment, all dated as of the Closing Date. Purchaser shall obtain the Mortgage Assumption with Seller's cooperation and assistance (but at Purchaser's cost) and Purchaser shall deliver same, dated as of the Closing Date.

     8.2  Bill of Sale.  Seller shall deliver a fully executed bill of sale (the
          -------------
"Bill of Sale") dated as of the Closing Date, conveying to Purchaser the Personal Property in form sufficient to convey title as described in the Agreement.

     8.3  Tax Clearances and Other Reports.  (a) Seller shall have furnished
          ---------------------------------
Purchaser with reasonably satisfactory evidence that Seller has filed all tax returns, reports and filings required to be filed before the Closing Date with respect to the Property and has paid all amounts shown due for all state, county and municipal real estate, sales, purchase and use taxes, all assessments for local improvements, and any and all taxes, assessments, charges and fees, the non-payment of which may result in a lien on the Property or liability on the part of Purchaser.

     (b) Seller and Purchaser shall duly complete, and Seller or the Title Company shall timely file, any transfer tax returns, closing returns, notices and reports of every kind required to be filed before the Closing Date with federal, state, county or municipal governments, or any of their subdivisions, with respect to the sale of the Property to Purchaser.

     8.4  Assignment and Assumption Agreement.  Seller shall deliver an
          ------------------------------------
assignment and assumption agreement (the "Assignment and Assumption Agreement") of all Permits, the Hotel's accounts receivables and accounts payables, the Contracts, the Equipment Leases, warranties, Goodwill and any other Property not covered by the Assignment of Ground Leases, the Deed, or the Bill of Sale in form sufficient to convey title as described in the Agreement.

     8.5  FIRPTA Certificate.  Seller shall deliver a certificate, dated as of
          -------------------
the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act in form satisfactory to Purchaser and the Title Company.

     8.6  Other Documents or Information.  Seller shall deliver such documents,
          -------------------------------
instruments or information to the Title Company and to Purchaser reasonably required in order to insure title to the Hotel as described herein, to issue the Title Policy and otherwise as necessary to consummate the Closing and the transactions contemplated by this Agreement.

     8.7  Intentionally Omitted.
          ----------------------

     8.8  Keys.  To the extent in Seller's possession, Seller shall deliver to
          -----
Purchaser all keys, including, without limitation, keys for all security systems, rooms and offices.

     8.9  Purchase Price.  Purchaser shall deliver the Purchase Price in escrow
          ---------------
to the Title Company.

     8.10  Additional Deliveries of Purchaser.  At the Closing, Purchaser shall
           -----------------------------------
deliver counterparts of the Assignment of Ground Lease, the Bill of Sale, and the Assignment and Assumption Agreement.


                                  ARTICLE IX
                                    Default
                                    -------


     9.1  Purchaser's Default.  If Purchaser fails to perform all of the terms,
          --------------------
covenants, conditions and agreements to be performed by it hereunder or otherwise defaults under this Agreement whether at or prior to the Closing, the Title Company shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for such liabilities or obligations as are specifically stated to survive the termination of this Agreement.

     9.2  Seller's Default.  In the event that Seller fails to perform all of
          -----------------
the terms, covenants, conditions and agreements to be performed by it hereunder or otherwise defaults under this Agreement whether at or prior to the Closing, at Purchaser's election, Purchaser shall (a) be entitled to terminate this Agreement whereupon the Title Company shall return the Deposit to

Purchaser and Purchaser shall be entitled to reimbursement from Seller of its due diligence costs up to Fifty Thousand Dollars ($50,000.00), or (b) be entitled to sue Seller for specific performance of this Agreement provided,
                                                                  --------
however, Seller shall not be required to expend in excess of One Hundred
- -------
Thousand Dollars ($100,000.00) for any matter unless such matter was caused by Seller's action or inaction.


                                   ARTICLE X
                                Indemnification
                                ---------------


     10.1  Agreement to Indemnify.  Subject to any express provisions of this
           -----------------------
Agreement to the contrary, (a) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees and disbursements) arising out of the operation of the Property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing; and (b) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of the operation of the Property or injury to or death of any person occurring on or about the Property or any portion thereof at any time or times after the Closing.

     10.2  Indemnification Regarding Assumed Obligations.  Whenever it is
           ---------------------------------------------
provided in this Agreement that an obligation of one party will be assumed by the other party after the Closing, the party so assuming such liability also shall be deemed to have agreed to indemnify, defend and hold harmless the other party and its successors and assigns, from all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) arising from any failure of the assuming party to perform the obligation so assumed after the Closing.

     10.3  Notice and Cooperation on Indemnification.  Whenever either party
           ------------------------------------------
shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish copies of such documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.

     10.4  Indemnities Limited.  Any indemnities in this Article X shall
           --------------------
survive the Closing. Any claim under this Article X must be alleged (in writing) within one year after the Closing (unless requiring notice within such one year period the circumstances, in which event written notice must be given as soon thereafter as is reasonable) and any action based upon any alleged breach thereof must be commenced within 18 months after Closing. Failure to give notice or commence an action on any alleged breach within the time period specified herein shall constitute a waiver of any such claim.



                                  ARTICLE XI
                     Casualty, Condemnation or Litigation
                     ------------------------------------


     11.1  Condemnation, Casualty or Litigation.   If, prior to Closing,
           -------------------------------------
(i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or (iii) the Property becomes subject to litigation which may deprive Purchaser of any material benefit to which it would become entitled pursuant to this Agreement, either Seller or Purchaser shall have the right, upon notice in writing to the other delivered within three (3) days after actual notice of such condemnation, fire or other casualty or litigation, to terminate this Agreement, whereupon the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder. If this Agreement is not terminated as aforesaid, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment (without recourse) of all of Seller's fire or other casualty insurance and rent insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award, as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an
          --------  -------
amount equal to the sum of the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Manager's insurance policy. If Purchaser proceeds to Closing hereunder, Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without Purchaser's prior written consent (which consent shall not be unreasonably withheld or delayed).

     11.2  Risk of Loss.  Subject to the provisions of this Article XI, the
           -------------
risk of loss or damage to the Property shall remain with Seller until the Closing Date.

                                  ARTICLE XII
                                Apportionments
                                --------------


     12.1  Apportionments and Credits.  Standard prorations such as real estate
           ---------------------------
taxes shall be determined, as of 12:01 a.m. on the Closing Date (the "Cut-Off Time") and the following matters and items shall be determined as of the Cut-Off Time and as described below. Without adjustment of the Purchase Price and subject to the provisions of the Management Agreement,

     12.2  Hotel's Escrow Account.  Purchaser shall receive all of the Hotel's
           -----------------------
FF&E replacement reserve account provided Seller shall receive the differential referenced in Section 3.11 to the cutoff time.

     12.3  Revenue and Expenses.  Except as provided in this Section 12.3,
           ---------------------
Seller shall be entitled to receive from Manager any amounts (the "Owner's Distribution") due Seller as "Owner" pursuant to the Management Agreement for periods of time prior to the Closing Date. Seller and Purchaser shall instruct Manager to distribute the Owner's Distribution relating to the accounting period during which the Closing Date occurs on a prorated basis to and including the Closing Date in the following manner. The FF&E portion of the Owner's Distribution shall be deposited into Purchaser's FF&E Reserve; and ground rent, debt service and taxes shall be distributed to Purchaser, the holder of the Mortgage or the appropriate governmental authority, as appropriate. Any other amount in the Owner's Distribution shall be distributed pursuant to the Management Agreement.

     12.4  Utilities; Utility Deposits.  Purchaser shall direct Manager to
           ----------------------------
cause all utilities and utility services to be changed to Purchaser's name or Manager's name, and Purchaser shall be liable for and shall pay all utility bills for services rendered after the Cut-Off Time.

     12.5  Contracts and Leases.  Any amounts prepaid under any Contracts,
           ---------------------
Equipment Leases, Hotel accounts receivables or Leases shall be the property of and for the account of Purchaser.

     12.6  Insurance.   Seller shall cause Manager to continue the existing
           ----------
insurance coverage through Closing. Purchaser shall direct Manager to arrange for the immediate effectiveness of any required substitute coverage.

     12.7  Inventory of Baggage, etc.  Seller and Purchaser shall direct
           --------------------------
Manager to prepare the inventory of baggage as of 12:00 noon on the Closing Date, which inventory shall be binding on all parties thereto, of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage, and other items listed in such inventory, and Purchaser hereby indemnifies and agrees to hold Seller harmless from any liability with respect thereto.

     12.8  Safe Deposit Boxes.  On the Closing Date, Seller shall cause
           -------------------
Manager to deliver to Purchaser all keys to the safe deposit boxes at the Hotel not at the time in use by guests at the Hotel or other depositors, all receipts and agreements in Seller's possession or control relating to all safe deposit boxes and a complete list of safe deposit boxes in use at the Hotel, which list shall contain the name and room number of each depositor. From and after the Closing, Seller shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller and hold it harmless from and against any liability with respect thereto.

     12.9  Accounts Payables and Accounts Receivables.  On the Closing Date,
           -------------------------------------------
Purchaser shall assume Hotel accounts payables (without credit or reduction to the Purchase Price) and Hotel accounts receivables (without increase to the Purchase Price).

     12.10 Survival.  The provisions of this Article XII shall survive the
           ---------
Closing for one year.


                                 ARTICLE XIII
                                 Miscellaneous
                                 -------------


     13.1  Acceptance.  The acceptance of the Assignment of Ground Leases and
           -----------
the Bill of Sale to the Property by Purchaser shall be deemed an acknowledgement by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

     13.2  Assignment.
           -----------

     (a) Purchaser may assign this Agreement, without the consent of Seller, to any other entity in which Host Marriott is a general partner or which is otherwise controlled by, or under common control with Host Marriott. Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void.

     (b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Seller or Purchaser of its interest in this Agreement (whether with or without consent, but only as set forth in subparagraph (a) above) shall not relieve Seller or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, Purchaser, Seller, and their respective successors, heirs, legal representatives and permitted assigns.

     13.3  Limited Liability.  Each party agrees that no partner, shareholder,
           ------------------
officer, employee or director of the other shall have any personal liability under this Agreement, and that each party shall have recourse for the other's faithful performance of this Agreement only to such other's assets.

     13.4  Consents.  If, under this Agreement, the consent of a party is
           ---------
required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

     13.5  Applicable Law.  This Agreement shall be governed by the laws of the
           ---------------
State of Texas, without resort to the choice of law rules thereof.

     13.6  Headings; Exhibits.  The headings of articles and sections of this
           -------------------
Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached to this Agreement are incorporated herein and made a part hereof by this reference.

     13.7  Notices.  Notices and other communications required by this Agreement
           --------
shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

     If to Seller:

     c/o National Property Investors, Inc.
     100 Jericho Quadrangle
     Suite 214
     Jericho, New York  11753-2717
     Attention:  Mr. Peter Braverman

     FAX NO.:  516/433-2777

     with a copy to:

     Post & Heymann
     100 Jericho Quadrangle
     Suite 214
     Jericho, New York  11753-2717
     Attention:  William Post, Esq.
     FAX NO.:  516/433-2777


     If to Purchaser:

     c/o Host Marriott Corporation
     10400 Fernwood Road
     Bethesda, Maryland  20817
     Attention:  Mr. Ted Middleton
                 Treasury Dept. 72/924.11
     FAX NO.:  301/380-6338

     with a copy to:

     c/o Host Marriott Corporation
     10400 Fernwood Road
     Bethesda, Maryland  20817
     Attention:  Pamela J. Murch, Esquire
                 Law Dept. 72/923
     FAX NO.:  301/380-6332 or -3588

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service or three (3) days following the date of mailing if sent by certified mail.

     13.8  Waiver.  The failure of either party to insist on strict performance
           -------
of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

     13.9  Partial Invalidity.  If any part of this Agreement is declared
           -------------------
invalid by a court of competent jurisdiction, this Agreement shall be construed as if such provision had never existed.

     13.10 Entire Agreement.  This Agreement, together with the exhibits
           ----------------
attached hereto, constitute the entire agreement between the parties with respect to the purchase and sale of the Property and supersede all prior oral and written understandings.

Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

     13.11 Waiver of Jury Trial.  Seller and Purchaser each hereby waives any
           ---------------------
right to jury trial in the event any party files an action relating to this Agreement or the transactions contemplated hereunder.

     13.12 Counterparts.  This Agreement may be executed in any number of
           -------------
counterparts which, when taken together, shall constitute a single, binding instrument.

     13.13 Brokerage.  Purchaser and Seller represent and warrant to each
           ----------
other that no broker or consultant acting on its behalf brought about this transaction. In the event any claims are made by any broker, attorney or finder claiming a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder, the party through whom such broker claims agrees to indemnify and hold the other party harmless from any such claims. The provisions of this Section 13.13 shall survive Closing and/or any termination of this Agreement.

     13.14 No Other Parties.  The representations, warranties and agreements of
           -----------------
the parties contained herein are intended solely for the benefit of the parties to or for whom such representation, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.


     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

                             SELLER
                             ------
                             MRI BUSINESS PROPERTIES FUND, LTD. II

                             By: Montgomery Realty Company-84, a CA limited partnership, its managing general partner

                                  By:  Fox Realty Investors, a CA general
                                       partnership, its managing general partner

                                       By:  NPI Equity Investments II, Inc., a
                                            FL corporation, its managing general
                                            partner


                                       By:  /s/ Michael L. Ashner
                                          --------------------------------------

                                       Its:  President
                                            ------------------------------------

 DATE:   5/31/95
      ----------------


                                   PURCHASER
                                   ---------

                                   HMH RIVERS, INC.


                                   By:  /s/ Ted Middleton
                                       ---------------------------
                                   Its:  Vice President

DATE:   5/30/95
     ----------------



The undersigned hereby agrees to guaranty the performance of its subsidiary, HMH Rivers, Inc. under this Agreement.

HOST MARRIOTT CORPORATION


By:  /s/ Christopher G. Townsend
    ------------------------------
Its:  Vice President



                   ACKNOWLEDGEMENT OF COUNSEL FOR PURCHASER


     The undersigned has represented Purchaser and Host Marriott in connection with the transaction contemplated by this Agreement and executes this Agreement for the sole purpose of complying with Section 17.42(a)(3) of the DTPA, as same applies to the waiver and release contained in this Agreement.


                                          By: /s/ David E. Reichmann
                                              ----------------------------------
                                          Name:  David E. Reichmann
                                          State Bar No.  16743300
                                                       -------------------------